EXHIBIT 99.1

PRESS RELEASE

Oppenheimer Retires Remaining Exchangeable Debentures

October 23, 2006. Toronto and New York.   Today, Oppenheimer Holdings Inc. (OPY on the NYSE and TSX) announced that it repurchased from Canadian Imperial Bank of Commerce (“CIBC”) the remaining $20 million of the outstanding variable rate exchangeable debentures issued by the Company's wholly-owned subsidiary E. A. Viner International Inc. ("Viner") to CIBC as part of the consideration for the acquisition of CIBC's U.S. Private Client and Asset Management Divisions in 2003.  These debentures were exchangeable for 862,069 Class A non-voting shares of the Company (approximately 6% of the Class A Shares on a fully diluted basis) on January 2, 2013 at the rate of $23.20 per share.  The redemption has been funded by internally available funds and existing bank call loan facilities.

The Company, through its principal subsidiaries, Oppenheimer & Co. Inc. (a U.S. broker-dealer) and Oppenheimer Asset Management Inc., offers a full range of financial services from 82 offices in 21 states and 2 foreign jurisdictions. In addition, through its subsidiary, Freedom Investments, Inc. and the BUYandHOLD division of Freedom, the Company offers online discount brokerage and dollar-based investing services.

This press release includes certain “forward-looking statements” relating to anticipated future performance. For a discussion of the factors that could cause future performance to be different than anticipated, reference is made to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006.

FOR FURTHER INFORMATION:

A.G. LOWENTHAL - (212) 668-8000          or            E.K. ROBERTS - (416) 322-1515